Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-189682, 333-197585, 333-201985, 333-206282, 333-210242, and 333-216609) of our report dated March 1, 2018, with respect to the consolidated financial statements of Telaria, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2017.

/S/ ERNST & YOUNG LLP
New York, New York
March 1, 2018